EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer and Chief Financial Officer

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Reports Record Third Quarter 2016 Results

●	Revenue increased 31% year-over-year to $30.3 million
●	Revenue achievement represents record third quarter, and second highest quarter in Company’s history
●	Ninth consecutive quarter of double-digit revenue growth
●	Achieved GAAP profitability and significant operating cash flow

BRISBANE, California, November 7, 2016 ─ Cutera, Inc. (NASDAQ: CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, today reported financial results for the third quarter ended September 30, 2016.

Key operating highlights and financial performance for the third quarter of 2016, when compared to the third quarter of 2015, were as follows:

●	Revenue increased 31% to $30.3 million, due to strong growth in Product revenue in North America and Rest of World of 28% and 52%, respectively.
●	Gross Margin increased to 59%, primarily due to leverage from revenue growth.
●	GAAP Net Income increased $2.6 million from a net loss of $1.0 million a year ago, to a $1.6 million profit. Earnings per diluted share were $0.12, compared to a loss per share of $0.07.
●	Cash generated by operations was $1.6 million.
●	Repurchased 176,000 shares of common stock for $1.9 million from the $10.0 million board-approved stock repurchase program. Remaining balance on the authorized $10.0 million program was $5.1 million.
●	Cash, cash equivalents and marketable investments were $46.4 million, and no debt.

Ron Santilli, Interim Chief Executive Officer and Chief Financial Officer of Cutera, stated, “We are pleased with our ninth consecutive quarter of double-digit revenue growth and the improved financial performance. We are particularly excited about our return to profitability and cash generation, which illustrates the leverage in our business model. Our financial performance in the third quarter, and overall trajectory, has the Company on track with our previously stated goals of strong revenue growth and GAAP profitability for the full-year of 2016.”

In the third quarter of 2016, the Company’s Product revenue grew substantially in the North American and Rest-of-World regions, as well as across all of the major product platforms, including the newly released products as well as our legacy products.

“We continue to expand the functionality of our enlighten platform. In October 2016, we expanded its utility into skin revitalization by adding PicoGenesisTM and we just recently received a 510(k) clearance from the FDA for a third wavelength, “a true red” 670nm, for benign pigmented lesions. The 670nm wavelength will allow for greater clinical capabilities to our customers. We are in the process of finalizing our launch plans for a three wave length enlighten III platform, which we expect will start shipping commercially towards the end of the fourth quarter of 2016. We believe this new product will be the best-in-class, three wavelength, laser in the market that will allow our customers the ability to remove all tattoo ink colors, and provide PicoGenesis skin revitalization — with improved efficacy and faster treatment than any other system in the market,” said Mr. Santilli.

Mr. Santilli concluded, “We remain committed to advancing our technologies and to providing our customers with an attractive path for upgrading their current systems to the new capabilities. We are well positioned to achieve continued year-over-year profitable growth in the fourth quarter as we continue to execute on the various initiatives for expanding our market share in the growing aesthetic medical equipment market.”

Conference Call

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on November 7, 2016. Participating in the call will be Ron Santilli, Interim Chief Executive Officer and Chief Financial Officer. The call will be broadcast live over the internet hosted at the Investor Relations section of Cutera's website at http://ir.cutera.com/phoenix.zhtml?c=130892&p=irol-EventDetails&EventId=5241837, and will be archived online within one hour of its completion through 8:59 p.m. PST (11:59 p.m. EST) on November 21, 2016. In addition, you may call 1-877-705-6003 if you wish to participate on the live call.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's plans to introduce and commercialize new products, ability to increase revenue, reduce expenses, improve financial results, grow the Company’s market share, realize benefits from additional investment, achieve financial guidance, expand market penetration, generate cash from operations, and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth, gross margins and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the third quarter ended September 30, 2016, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2016	2015
Net revenue	$30,281	$23,085
Cost of revenue	12,538	9,594
Gross profit	17,743	13,491
Gross margin %	59%	58%

Operating expenses:
Sales and marketing	10,574	8,790
Research and development	2,914	2,748
General and administrative	2,716	2,937
Total operating expenses	16,204	14,475
Income (Loss) from operations	1,539	(984)
Interest and other income, net	166	84
Income (Loss) before income taxes	1,705	(900)
Provision for income taxes	61	57
Net income (loss)	$1,644	$(957)

Net income (loss) per share:
Basic	$0.12	$(0.07)
Diluted	$0.12	$(0.07)

Weighted-average number of shares used in per share calculations:
Basic and diluted	13,163	13,827
Diluted	13,544	13,827

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	June 30,	September 30,
	2016	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11,275	$7,420	$10,055
Marketable investments	35,108	35,902	37,689
Cash, cash equivalents and marketable investments	46,383	43,322	47,744

Accounts receivable, net	11,680	11,181	9,013
Inventories	16,478	14,702	13,479
Deferred tax asset	-	-	69
Other current assets and prepaid expenses	2,507	2,619	1,977
Total current assets	77,048	71,824	72,282

Property and equipment, net	1,720	1,577	1,386
Deferred tax asset, net of current portion	410	401	291
Intangibles, net	16	44	227
Goodwill	1,339	1,339	1,339
Other long-term assets	444	448	392
Total assets	$80,977	$75,633	$75,917

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,283	$2,752	$2,659
Accrued liabilities	14,786	13,201	12,234
Deferred revenue	8,312	8,919	8,470
Total current liabilities	26,381	24,872	23,363

Deferred revenue, net of current portion	1,426	1,685	2,495
Income tax liability	164	157	187
Other long-term liabilities	597	587	538
Total liabilities	28,568	27,301	26,583

Stockholders' equity	52,409	48,332	49,334
Total liabilities and stockholders' equity	$80,977	$75,633	$75,917

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$1,644	$(957)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	570	1,044
Depreciation and amortization	249	290
Other	18	(32)
Changes in assets and liabilities:
Accounts receivable	(525)	(94)
Inventories	(1,776)	42
Accounts payable	531	(938)
Accrued liabilities	1,659	1,230
Deferred revenue	(866)	(801)
Other	99	(398)
Net cash provided by (used in) operating activities	1,603	(614)

Cash flows from investing activities:
Acquisition of property, equipment and software	(174)	(25)
Disposal of property and equipment	11	-
Net change in marketable investments	711	16,941
Net cash provided by investing activities	548	16,916

Cash flows from financing activities:
Repurchases of common stock	(2,008)	(18,872)
Proceeds from exercise of stock options and employee stock purchase plan	3,803	1,046
Payments on capital lease obligations	(91)	(48)
Net cash provided by (used in) financing activities	1,704	(17,874)

Net increase (decrease) in cash and cash equivalents	3,855	(1,572)
Cash and cash equivalents at beginning of period	7,420	11,627
Cash and cash equivalents at end of period	$11,275	$10,055

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended		% Change
	Q3	Q3	Q3 '16 Vs
	2016	2015	Q3 '15
Revenue By Geography:
United States	$15,356	$13,206	+16%
International	14,925	9,879	+51%
	$30,281	$23,085	+31%
International as a percentage of total revenue	49%	43%

Revenue By Product Category:
Products
-North America	$13,896	$10,830	+28%
-Rest of the World	9,983	6,562	+52%
Total Products	23,879	17,392	+37%
Service	4,788	4,288	+12%
Hand Piece Refills	602	671	-10%
Skincare	1,012	734	+38%
	$30,281	$23,085	+31%

	Three Months Ended
	Q3	Q3
	2016	2015
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$73	$112
Sales and marketing	239	311
Research and development	131	148
General and administrative	127	473
	$570	$1,044